Exhibit 99.1

UPC Holding B.V.

UPC Holding Reports First Quarter 2011 Results

Amsterdam, the Netherlands — May 5, 2011: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q1”) ended March 31, 2011. UPC Holding is an indirectly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s consolidated financial statements with the accompanying notes are expected to be posted prior to the end of May 2011.

Financial and operating highlights for the three months ended March 31, 2011 as compared to the results for the same period last year (unless noted) include:

•                  Organic RGU(1) additions increased 22% to 128,000

•                  Revenue increased 9% to €977 million, reflecting rebased(2) growth of 4%

•                  Operating cash flow (“OCF”)(3) improved 9% to €462 million, representing rebased growth of 5%

•                  Operating income increased by 33% year-over-year to €215 million

•                  Compared to full-year 2010, capital expenditures as a percentage of revenue decreased to 21.2%

•                  Approximately 85% of consolidated third-party debt is due after 2015

Financial Results

For the three months ended March 31, 2011, our consolidated revenue increased 9% to €977 million, as compared to the three months ended March 31, 2010. Our revenue growth was attributable to favorable foreign currency (“FX”) movements and subscription and non-subscription organic revenue growth. Adjusting for both the impact of FX movements and acquisitions, we achieved 4% rebased revenue growth for the three months ended March 31, 2011, as compared to the corresponding period in 2010. Of our three products, broadband internet was our fastest growing product, delivering 5% rebased revenue growth in the first quarter as compared to the prior year period.

With respect to our first quarter rebased revenue growth, our European operations (“UPC Europe”) achieved year-over-year growth of 4%, of which our Western European and Central and Eastern European (“CEE”) regions accounted for rebased growth of 4% and 2%, respectively. Of note, our Western European revenue performance was led by our Irish and Dutch operations which delivered year-over-year rebased growth of 12% and 6%, respectively. In addition, our Swiss operation, building upon momentum from the second half of 2010, delivered its third consecutive quarter of improved rebased revenue growth. Also, rebounding from the Q1 2010 earthquake and capitalizing on demand for multi-play product offerings, our Chilean business (“VTR”) generated rebased revenue growth of 9% in Q1, its best quarterly result in two years.

For the three months ended March 31, 2011, our OCF increased 9% to €462 million, as compared to €423 million for the three months ended March 31, 2010. In terms of rebased growth, we delivered 5% for the first quarter of 2011 and, similar to the drivers of our revenue growth, our rebased OCF performance was powered by our Western European and Chilean operations. More specifically, our Western European operations generated rebased OCF growth of 6%, led by our operations in Ireland and the Netherlands, which recorded rebased OCF growth of 22% and 8%, respectively. In addition, our Chilean operation delivered rebased OCF growth of 19%, benefitting in part from a favorable comparison to our earthquake impacted Q1 2010 results. Partially offsetting our strong first quarter growth in Western Europe and Chile, our CEE operations posted a year-over-year rebased OCF decline of 3%.

For the first quarter, we achieved a consolidated OCF margin(4) of 47.3%, which is in-line with our reported OCF margin for the three months ended March 31, 2010, despite the fact that the 2011 period includes the impact of the Hungarian Tax(5), while the 2010 period does not. Our Chilean operation posted an OCF margin of 42.0%, which compares favorably to the prior year quarter’s OCF margin of 38.6%, due in part to the adverse impact of the earthquake on the Q1 2010 margin. On the other hand, UPC Europe delivered an OCF margin of 48.3%, which was down 50 basis points to the prior year period on a reported basis, but relatively flat after adjusting for the Hungarian Tax.

Our capital expenditures increased 11% in the first quarter of 2011 to €207 million, as compared to €186 million in the prior year quarter. These figures correspond to 21.2% and 20.8% of revenue for the three months ended March 31, 2011 and March 31, 2010, respectively. Geographically, UPC Europe’s and VTR’s spend accounted for 21.5% and 19.4% of revenue, respectively, which reflected an increase of 100 basis points and a decrease of 360 basis points, respectively, as compared to the first quarter of 2010.

Subscriber Statistics

At March 31, 2011, we provided our 9.9 million customers a total of 16.6 million services, consisting of 9.1 million video, 4.4 million broadband internet, and 3.1 million telephony subscriptions. As compared to an aggregate 16.1 million RGUs at March 31, 2010, we have added over 430,000 organic RGUs in the last twelve months. Our compelling triple-play offers have fueled this expansion, as we have increased our triple-play customer base by more than 280,000 or 13% over this period. This has resulted in 24% of our customer base now subscribing to three products.

For the quarter ended March 31, 2011, we added 128,000 RGUs, representing a 22% increase over the prior year period. This year-over-year improvement resulted from a nearly five-fold increase at VTR to 24,000 and a 4% increase at UPC Europe to 104,000. Our Western European operations, a subset of UPC Europe, accounted for 71,000 or 56% of our consolidated RGU additions in Q1 2011. More specifically, our Dutch, Irish and Swiss operations added 34,000, 26,000, and 8,000 RGUs, respectively. In addition, UPC Europe’s CEE and direct-to-home satellite (“UPC DTH”) operating segments delivered a combined 46% increase in quarterly RGU additions to 32,000, as compared to the prior year period.

During Q1 2011, we added 103,000 broadband internet and 78,000 telephony subscribers, representing a year-over-year increase of 4% and a decrease of 16%, respectively, as compared to our Q1 2010 performance. Beginning the year with 3.0 broadband services widely available across our European footprint, we have been able to leverage our speed advantage and attractively bundle our product offerings. For example, our Irish operation, benefitting from new “Fiber Power” bundles in Q1, achieved record subscriber growth in the quarter. Additionally, our Dutch operation delivered combined broadband internet and telephony subscriber additions of 51,000 in the first quarter, capitalizing on demand for its new all-in “Fiber Power” bundles.

Our video losses decreased by 39% to 54,000 for the quarter ended March 31, 2011, as compared to 88,000 for the corresponding period of 2010, driven in part by improvement at UPC DTH. Along with the benefit of fewer analog losses, total digital video additions of 203,000 in Q1 2011, represented a 10% increase above the prior year first quarter. Digital cable penetrations continue to grow across our markets and have reached 49% for UPC Holding, up from 39% at March 31, 2010. Demand remains strong for both HD and DVR functionality, as now 46% of our digital cable subscribers have opted for at least one of these services. With video growth trending in the right direction, competitive levers provided by our 3.0 portfolio, and a continued growth trajectory in Western Europe, we are well-positioned to deliver strong subscriber growth for the remainder of the year.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details our consolidated third-party debt and cash and cash equivalents as of the indicated periods:(6)

	March 31,	December 31,
	2011	2010
	in millions
UPC Broadband Holding Bank Facility	€4,667.9	€5,882.2
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	496.0	496.0
UPCB Finance Limited II 6.375% Senior Secured Notes due 2020	750.0	—
UPCB Finance Limited III 6.625% Senior Secured Notes due 2020	704.9	—
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	376.4	375.9
UPC Holding 9.875% Senior Notes due 2018	263.5	279.2
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
Other debt, including capital lease obligations	27.2	25.1
Total third-party debt	€8,225.9	€7,998.4

Cash and cash equivalents	€109.0	€123.1

At March 31, 2011, we reported €8.2 billion of third-party debt and €109 million of cash and cash equivalents. As compared to December 31, 2010, our third-party debt increased by €228 million. This increase reflects higher additional borrowings in the quarter, partially offset by the FX impact associated with our U.S. dollar-denominated debt, as a result of the euro strengthening relative to the U.S. dollar during the first quarter.

During the first quarter, we completed two refinancing transactions. On January 31, 2011, we raised €750 million principal amount of 6.375% senior secured notes due July 1, 2020 at UPCB Finance II Limited (“UPCB Finance II”) and on February 16, 2011, we raised $1.0 billion (€705 million) principal amount of 6.625% senior secured notes due July 1, 2020 at UPCB Finance III Limited (“UPCB Finance III”). We used the proceeds from these offerings to repay existing debt under Facilities M, P, T and U of the UPC Broadband Holding Bank Facility. Offsetting in part these repayments, we also borrowed under Facilities L and Q during the three months ended March 31, 2011.

In terms of maturity and borrowing cost at March 31, 2011, we estimate that approximately 85% of our third-party debt was due in 2016 and beyond and, on a fully-swapped basis, we estimate that our debt borrowing cost(7) was approximately 8.7%.

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility. As of March 31, 2011, UPC Broadband Holding had maximum undrawn commitments under Facilities Q and W of the UPC Broadband Holding Bank Facility of €471 million, of which we estimate that approximately €129 million will be available upon completion of our first quarter compliance reporting requirements.

Similarly, based on the results for March 31, 2011 and subject to the completion of first quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.93x, and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.81x.(8)

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at March 31, 2011:

		As of March 31, 2011
Facility	Final maturity	Interest rate	Facility amount(9)	Unused borrowing capacity	Carrying value(10)
			in millions

Facility L	July 3, 2012	E + 2.25%	€129.7	€—	€129.7
Facility M	Dec. 31, 2014	E + 2.00%	€316.6	—	316.6
Facility N	Dec. 31, 2014	L + 1.75%	$357.2	—	251.8
Facility O O	July 31, 2013	SR + 2.75%	HUF 5,962.5 / PLN 115.1	—	51.0
Facility Q P	July 31, 2014	E + 2.75%	€422.0	201.7	220.3
Facility R P	Dec. 31, 2015	E + 3.25%	€290.7	—	290.7
Facility S P	Dec. 31, 2016	E + 3.75%	€1,740.0	—	1,740.0
Facility T P	Dec. 31, 2016	L + 3.50%	$260.2	—	182.0
Facility U P	Dec. 31, 2017	E + 4.00%	€750.8	—	750.8
Facility V P	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility W P	Mar. 31, 2015	E + 3.00%	€269.1	269.1	—
Facility X P	Dec. 31, 2017	L + 3.50%	$1,042.8	—	735.0
Facility Y P	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z P	July 1, 2020	6.625%	$1,000.0	—	704.9
Elimination of Facilities V, Y and Z in consolidation				—	(1,954.9)
Total				€470.8	€4,667.9

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of March 31, 2011, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10 million customers in 10 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our outlook and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability and ability to continue to do opportunistic refinancings and debt maturity extensions; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our expectations with respect to our future capital expenditures as a percentage of revenue; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance, UPCB Finance II and UPCB Finance III senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its March 31, 2011 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our consolidated financial statements prior to the end of May 2011, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes Molly Bruce	+1 303.220.6693 +1 303.220.4202	Bert Holtkamp	+31 20.778.9800

(1)

Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

(2)

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2011, we have adjusted our historical revenue and OCF for the three months ended March 31, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2010 and 2011 in the respective 2010 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2011 results and (ii) reflect the translation of our rebased amounts for the respective 2010 period at the applicable average exchange rates that were used to translate our 2011 results. In addition, our total rebased OCF growth rates, as well as the rebased OCF growth rates for Central and Eastern Europe and Total UPC Europe, reflect the impact of rebasing 2010 results for the “Hungarian Tax”. Please see page 6 for supplemental information on rebased growth.

(3)	Please see page 8 for our definition of operating cash flow and a reconciliation to operating income.
(4)	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
(5)	The Hungarian Tax represents a revenue-based tax that was imposed in Hungary during the fourth quarter of 2010, with retroactive effect to the beginning of 2010.
(6)

UPCB Finance Limited (“UPC Finance”), UPCB Finance II and UPCB Finance III are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y and Z under the UPC Broadband Holding Bank Facility, with UPC Financing, our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y and Z in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y and Z eliminate within our condensed consolidated financial statements.

(7)

Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

(8)

Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

(9)

Amounts represent total third-party commitments at March 31, 2011 without giving effect to the impact of discounts. Certain of the originally committed amounts under Facilities L, M, and N have been novated to one of our subsidiaries, and accordingly, such amounts are not included in the table.

(10)	The Facility T amount includes the impact of discounts.

Revenue and Operating Cash Flow

In the following tables, we present preliminary revenue and operating cash flow by reportable segment of our continuing operations for the three months ended March 31, 2011, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications and/or direct-to-home satellite (“DTH”) services, including video, broadband internet and telephony services. Most segments also provide business-to-business services. At March 31, 2011, our operating segments in the UPC Europe division provided services in nine European countries. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC Europe’s central and other category includes (i) UPC DTH, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within UPC Europe. VTR provides broadband communications services in Chile.

Beginning in the first quarter of 2011, UPC DTH, which is a Luxembourg-based organization that provides DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia, is reported within UPC Europe’s central and other category. Prior to this change, the UPC DTH operating results were reported within UPC Europe’s Central and Eastern Europe segment. In addition, certain backbone costs incurred by UPC Europe were previously included in the operating expenses of UPC Europe’s central and other category. Beginning in the first quarter of 2011, these backbone costs are included within the operating expenses of the applicable UPC Europe operating segment based on usage. Segment information for all periods presented has been restated to reflect the changes described above.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011, we have adjusted our historical revenue and OCF for the three months ended March 31, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2010 and 2011 in our rebased amounts for the three months ended March 31, 2010 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2011 and (ii) reflect the translation of our rebased amounts for the three months ended March 31, 2010 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2011. In addition, we have reduced our total OCF, as well as the OCF of Central and Eastern Europe and Total UPC Europe, for the three months ended March 31, 2010 to rebase for the Hungarian Tax that was imposed during the fourth quarter of 2010. This 2010 OCF reduction was computed as if the Hungarian Tax had been imposed at the beginning of 2010. As a result, our rebased OCF for the three months ended March 31, 2010 includes a HUF 726 million (€2.7 million) reduction for the Hungarian Tax, as compared to a HUF 725 million (€2.7 million) reduction to OCF that is included in our actual results for the three months ended March 31, 2011. The acquired entity that has been included in the determination of our rebased revenue and OCF for the three months ended March 31, 2010 is one small acquisition in Europe. We have reflected the revenue and OCF of this acquired entity in our 2010 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entity and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired business during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of this entity on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if this transaction had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s March 31, 2011 condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue

	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€226.8	€213.4	€13.4	6.3	6.3
Switzerland	219.1	188.0	31.1	16.5	2.5
Other Western Europe	158.3	154.7	3.6	2.3	2.3
Total Western Europe	604.2	556.1	48.1	8.6	3.9
Central and Eastern Europe	193.8	187.3	6.5	3.5	1.8
Central and other	22.0	19.6	2.4	12.2	-
Total UPC Europe	820.0	763.0	57.0	7.5	3.6
VTR (Chile)	156.5	131.5	25.0	19.0	9.2
Total	€976.5	€894.5	€82.0	9.2	4.4

Operating Cash Flow

	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased %(1)
	in millions, except % amounts
UPC Europe:
The Netherlands	€132.1	€121.9	€10.2	8.4	8.4
Switzerland	121.9	102.1	19.8	19.4	5.1
Other Western Europe	72.9	70.6	2.3	3.3	3.3
Total Western Europe	326.9	294.6	32.3	11.0	6.0
Central and Eastern Europe	93.0	96.7	(3.7)	(3.8)	(3.0)
Central and other	(23.9)	(19.1)	(4.8)	(25.1)	-
Total UPC Europe	396.0	372.2	23.8	6.4	2.8
VTR (Chile)	65.8	50.7	15.1	29.8	19.2
Total	€461.8	€422.9	€38.9	9.2	4.8

(1)          In addition to rebasing for currency exchange rates and acquisitions, we have also rebased Q1 2010 results for the Hungarian Tax that was imposed in the fourth quarter of 2010. This impacts the Central and Eastern Europe, Total UPC Europe and Total line items. Please see page 6 for supplemental information.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating charges). Other operating charges include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended March 31,
	2011	2010
	in millions
Total segment operating cash flow	€461.8	€422.9
Stock-based compensation expense	(3.3)	(4.7)
Related-party fees and allocations, net	(1.5)	(8.3)
Depreciation and amortization	(239.7)	(245.9)
Impairment, restructuring and other operating charges, net	(2.3)	(1.9)
Operating income	€215.0	€162.1

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended March 31,
	2011	2010
	in millions
UPC Europe:
The Netherlands	€32.9	€26.6
Switzerland	42.5	39.7
Other Western Europe	36.1	32.5
Total Western Europe	111.5	98.8
Central and Eastern Europe	37.2	33.6
Central and other	27.6	23.7
Total UPC Europe	176.3	156.1
VTR (Chile)	30.4	30.2
Total UPC Holding	€206.7	€186.3

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at March 31, 2011, December 31, 2010 and March 31, 2010:

	March 31, 2011	December 31, 2010	March 31, 2010	Q1’11 / Q4’10 (% Change)	Q1’11 / Q1’10 (% Change)
Total Customers
UPC Europe	8,816,700	8,860,000	9,019,400	(0.5%)	(2.2%)
VTR	1,074,700	1,068,600	1,050,700	0.6%	2.3%
UPC Holding	9,891,400	9,928,600	10,070,100	(0.4%)	(1.8%)

Total Single-Play Customers	5,596,200	5,719,400	6,103,800	(2.2%)	(8.3%)
Total Double-Play Customers	1,917,300	1,913,300	1,870,100	0.2%	2.5%
Total Triple-Play Customers	2,377,900	2,295,900	2,096,200	3.6%	13.4%

% Double-Play Customers
UPC Europe	19.1%	19.0%	18.2%	0.5%	4.9%
VTR	21.7%	21.9%	22.1%	(0.9%)	(1.8%)
UPC Holding	19.4%	19.3%	18.6%	0.5%	4.3%

% Triple-Play Customers
UPC Europe	21.7%	20.7%	18.3%	4.8%	18.6%
VTR	43.4%	42.8%	42.1%	1.4%	3.1%
UPC Holding	24.0%	23.1%	20.8%	3.9%	15.4%

RGUs per Customer Relationship
UPC Europe	1.62	1.60	1.55	1.3%	4.5%
VTR	2.09	2.08	2.06	0.5%	1.5%
UPC Holding	1.67	1.66	1.60	0.6%	4.4%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship(2) for the indicated periods:

	Three months ended March 31,					FX Neutral
	2011		2010		% Change	% Change(3)
UPC Europe		€27.23		€24.79	9.8%	6.1%
VTR	CLP	29,475	CLP	27,505	7.2%	7.2%
UPC Holding		€29.12		€26.19	11.2%	6.5%

(2)          ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts.

(3)          FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2011 period are applied to the 2010 results.

	Operating Data — March 31, 2011 - UPC Holding Consolidated
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Europe:
The Netherlands(13)	2,796,500	2,689,000	1,877,500	3,503,900	951,700	922,700	—	—	1,874,400	2,726,500	867,600	2,697,900	761,900
Switzerland(13)	2,071,800	1,749,600	1,551,000	2,368,200	1,021,000	495,200	—	—	1,516,200	2,143,100	518,600	2,142,900	333,400
Austria	1,171,000	1,171,000	699,500	1,295,300	245,000	276,400	—	—	521,400	1,171,000	440,800	1,171,000	333,100
Ireland	871,000	677,200	534,900	811,700	101,500	323,600	—	62,800	487,900	677,200	214,900	618,000	108,900
Total Western Europe	6,910,300	6,286,800	4,662,900	7,979,100	2,319,200	2,017,900	—	62,800	4,399,900	6,717,800	2,041,900	6,629,800	1,537,300
Hungary	1,255,000	1,240,400	896,200	1,436,200	313,900	264,700	198,100	—	776,700	1,240,400	378,100	1,242,900	281,400
Romania	2,070,100	1,637,000	1,139,700	1,540,700	599,700	304,500	235,500	—	1,139,700	1,637,000	256,200	1,575,200	144,800
Poland	2,050,800	1,941,400	1,096,300	1,789,300	610,600	408,100	—	—	1,018,700	1,941,400	538,800	1,941,300	231,800
Czech Republic	1,327,600	1,218,500	749,900	1,210,200	101,200	417,300	81,000	—	599,500	1,218,500	419,700	1,214,400	191,000
Slovakia	495,400	448,000	271,700	367,400	126,400	90,000	40,200	2,400	259,000	411,600	73,700	411,600	34,700
Total Central & Eastern Europe	7,198,900	6,485,300	4,153,800	6,343,800	1,751,800	1,484,600	554,800	2,400	3,793,600	6,448,900	1,666,500	6,385,400	883,700
Total UPC Europe	14,109,200	12,772,100	8,816,700	14,322,900	4,071,000	3,502,500	554,800	65,200	8,193,500	13,166,700	3,708,400	13,015,200	2,421,000

VTR (Chile)	2,684,100	2,032,700	1,074,700	2,241,600	266,400	636,600	—	—	903,000	2,032,700	714,000	2,022,600	624,600

Total UPC Holding	16,793,300	14,804,800	9,891,400	16,564,500	4,337,400	4,139,100	554,800	65,200	9,096,500	15,199,400	4,422,400	15,037,800	3,045,600

	Subscriber Variance Table — March 31, 2011 vs. December 31, 2010 - UPC Holding Consolidated
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Europe:
The Netherlands	7,000	7,000	(17,500)	33,700	(46,200)	28,500	—	—	(17,700)	6,700	24,000	7,000	27,400
Switzerland	10,000	20,000	(4,100)	10,500	(34,500)	30,400	—	—	(4,100)	20,600	8,400	20,800	6,200
Austria	2,100	2,100	(6,000)	3,200	(12,900)	7,600	—	—	(5,300)	2,100	1,000	1,600	7,500
Ireland	(4,300)	5,500	1,400	26,200	(6,900)	7,100	—	(2,200)	(2,000)	5,500	15,700	10,300	12,500
Total Western Europe	14,800	34,600	(26,200)	73,600	(100,500)	73,600	—	(2,200)	(29,100)	34,900	49,100	39,700	53,600
Hungary	4,900	4,200	6,700	19,300	(21,000)	17,200	8,400	—	4,600	4,200	8,800	4,200	5,900
Romania	500	1,300	(16,700)	(11,500)	(46,200)	20,600	8,900	—	(16,700)	1,300	1,200	1,300	4,000
Poland	1,300	2,500	(100)	19,200	(39,700)	37,400	—	—	(2,300)	2,500	14,200	2,500	7,300
Czech Republic	700	900	(5,500)	4,900	(11,300)	5,500	(4,500)	—	(10,300)	900	11,300	900	3,900
Slovakia	300	2,600	(1,500)	300	(10,000)	4,800	2,700	(300)	(2,800)	3,200	2,400	3,200	700
Total Central & Eastern Europe	7,700	11,500	(17,100)	32,200	(128,200)	85,500	15,500	(300)	(27,500)	12,100	37,900	12,100	21,800
Total UPC Europe	22,500	46,100	(43,300)	105,800	(228,700)	159,100	15,500	(2,500)	(56,600)	47,000	87,000	51,800	75,400

VTR (Chile)	4,800	4,400	6,100	24,000	(22,600)	27,900	—	—	5,300	4,400	16,000	5,300	2,700

Total UPC Holding	27,300	50,500	(37,200)	129,800	(251,300)	187,000	15,500	(2,500)	(51,300)	51,400	103,000	57,100	78,100

ORGANIC CHANGE SUMMARY:
UPC Europe	20,300	43,900	(45,500)	103,600	(230,900)	159,100	15,500	(2,500)	(58,800)	47,000	87,000	51,800	75,400
VTR (Chile)	4,800	4,400	6,100	24,000	(22,600)	27,900	—	—	5,300	4,400	16,000	5,300	2,700
Total Organic Change	25,100	48,300	(39,400)	127,600	(253,500)	187,000	15,500	(2,500)	(53,500)	51,400	103,000	57,100	78,100

ADJUSTMENTS:
Q1 2011 Switzerland acquisitions	2,200	2,200	2,200	2,200	2,200	—	—	—	2,200	—	—	—	—
Net adjustments	2,200	2,200	2,200	2,200	2,200	—	—	—	2,200	—	—	—	—

Total Net Adds (Reductions)	27,300	50,500	(37,200)	129,800	(251,300)	187,000	15,500	(2,500)	(51,300)	51,400	103,000	57,100	78,100

Footnotes for Operating Data and Subscriber Variance Tables

(1)

Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (microwave) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)

Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (“RGUs”), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)

Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)

Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 392,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)

Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premise as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box or through a “digicard”, but do not pay a monthly digital service fee are counted as Digital Cable Subscribers to the extent that such individuals are subscribing to our analog cable service. At March 31, 2011, we included 42,500 of these subscribers in the Digital Cable Subscribers reported for Cablecom. In the case of Cablecom, we estimate the number of such subscribers using publicly available data. A “digicard” is a small device that allows customers with a common interface plus (“CI+”) enabled television set who subscribe to, or otherwise have purchased access to, our digital cable services, to view such services without a digital set-top box. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)

Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)

Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 76,900 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)

Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)

Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 56,900 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At March 31, 2011, Cablecom’s partner networks account for 102,000 Customer Relationships, 164,900 RGUs, 67,800 Digital Cable Subscribers, 393,500 Internet Homes Serviceable, 393,300 Telephony Homes Serviceable, 57,300 Internet Subscribers, and 39,800 Telephony Subscribers. In addition, partner networks account for 482,400 of Cablecom’s digital cable homes serviceable, that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2011 subscriber table.

Additional General Notes to Tables:

With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. On a business-to-business (“B2B”) basis, certain of our subsidiaries provide voice, broadband internet, data and other services to businesses, primarily in Switzerland, the Netherlands, Austria, Hungary, Ireland and Romania. We generally do not count customers of B2B services as subscribers, customers or RGUs. In this regard, the RGUs presented in our March 31, 2011 subscriber table exclude 93,800 SOHO (small office and home office) subscribers to B2B internet (53,900), telephony (32,800) and digital cable (7,100) services provided by UPC Europe.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.